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                                                                  EXHIBIT (99.2)

                              ITEM 7 INFORMATION


        Goldman, Sachs & Co. is a broker or dealer registered under Section 15 of the Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.
        Goldman Sachs Equity Portfolios, Inc. is an investment Company registered under Section 8 of the Investment Company Act.















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